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                                                                   EXHIBIT 10.16

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated November 27, 1995 by and between Laser Tech Color, Inc., a Delaware corporation (the "Company"), and Damien Gough
(the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

     1. EFFECTIVE DATE. This Agreement shall be effective on the day of the Closing of the acquisition by Big Flower Press, Inc., or its assigns, of the Company, which day shall be referred to herein as the "Effective Date."

     2.  DUTIES.   The Company hereby agrees to employ Executive as President with responsibility in the areas of all manufacturing, sales, marketing and administration of the Company for the "Term of Employment" (as herein defined below). In this capacity, Executive shall perform such duties consistent with the duties of a senior executive of the Company as the Company's Board of Directors or Chief Executive Officer shall from time to time determine. Executive shall devote substantially all of his working time and attention to such duties, except for sick leave and vacations as more particularly provided herein. During the Term of Employment, Executive may also be required to perform services for one or more affiliates of the Company. Executive in these capacities agrees to use his best efforts during the Term of Employment to protect, encourage and promote the interests of the Company and its affiliates. Executive shall report to the Chief Executive Officer of the Company or to such other Company executive as the Board of Directors of the Company may direct.

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     3.  COMPENSATION.

         (a) During the Term of Employment, the Company agrees to pay to Executive salary at the rate of $190,000 per annum, payable in semi-monthly installments or otherwise in accordance with the normal payroll procedures of the Company. Such annual salary shall be subject to periodic review by the Board of Directors and may be adjusted upward by the Board of Directors, or an appropriate committee thereof, from time to time. (The Executive's annual salary, including any periodic adjustments made from time to time, shall be referred to hereinafter as "Base Salary.")

         (b) Executive shall be entitled to receive a bonus through the end of the 1995 calendar year in accordance with the Company's existing bonus plan and Executive's current bonus under such plan.

         (c) During the period from January 1, 1996 through June 30, 1996 (the "Period"), Executive shall be entitled to a bonus, if the Company's revenue for the Period is at least $14,500,000 or if the Company's EBIT (earnings before interest and taxes) for the Period is at least $1,015,000, as follows: If the Company's EBIT Margin (EBIT for the Period divided by the Company's net revenue for the Period) is at least 7% or if EBIT for the Period is at least $1,015,000, then Executive's Bonus shall be 10 1/2% of his Base Salary for such Period. If the Company's EBIT Margin is greater than 7% or the Company's EBIT for the Period is greater than $1,015,000, then Executive shall be entitled to an additional bonus of 1 1/2% of his Base Salary for such Period for each additional 1% EBIT Margin above 7% or for each additional $145,000 in EBIT whichever is greater. The Executive shall be entitled to receive bonuses in the aggregate for the Period not to exceed 25% of his Base Salary for such year. All such calculations of EBIT and revenue shall be as determined by the Company's independent auditors.

         (d) For the term of this Agreement subsequent to the Period, Executive shall be entitled to receive bonuses as determined by the Board of Directors of the Company, from time to time, and such bonuses shall include a target bonus that will have a minimum threshold level at least equal to the level for the president level

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employees of Treasure Chest Advertising Company, Inc. from time to time.

     4.  BENEFITS.  During the Term of Employment:

         (a) Executive shall be eligible to participate in health insurance programs available to senior executive employees of the Company from time to time.

         (b) Executive shall be eligible to participate in life and long-term disability insurance programs, pension and retirement programs, incentive compensation programs, and other fringe benefit programs, if any, available to vice president level employees of the Treasure Chest Advertising Company, Inc., from time to time.

         (c) Executive shall be allowed vacations and leaves of absence with pay on the same basis as other senior executive employees of the Company.

         (d) The Company will reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, automobile expenses, and travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense policies.

     5.  TERM: TERMINATION OF EMPLOYMENT.  As used herein, the phrase
"Term of Employment" shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

         (a) TERMINATION WITHOUT CAUSE. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may at any time terminate Executive's employment for any reason other than Cause
(as defined below) by giving Executive at least 30 days' prior written notice of the effective date of termination. In the event of such termination, Executive shall be entitled to receive his Base Salary and target bonus
(at the rates in effect immediately prior to such notice) through the last day of the Term (as defined

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in Section 6 hereof).  In addition, Executive shall be entitled to receive payment of all accrued but unpaid bonuses in respect of fiscal years ended prior to the effective date of termination, such payment to be made within 20 days following the effective date of termination. The
Executive shall continue to be bound by the provisions of Section 6 hereof at all times which he receives payments hereunder. Notwithstanding the foregoing, at any time after a termination pursuant to this paragraph, the Company may, at its sole option, notify Executive that Executive is no longer bound by the non-competition provisions of Section 6(b) hereof and at such time Executive shall no longer be entitled to receive payments in accordance with this paragraph.

         (b) TERMINATION FOR CAUSE. The Company shall have the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice). For purposes of this Agreement, Cause shall mean:

              (i) fraud, misappropriation, embezzlement, or other act of material misconduct (including, without limitation, a violation of Section 6 hereof) against Big Flower Press Holdings, Inc., the ultimate parent of the Company, or any of its subsidiaries, including, without limitation, the Company, Big Flower Press, Inc., Treasure Chest Advertising Company, Inc., Treasure Chest Advertising Holding Company of Texas, Inc. (f/k/a Retail Graphics Holding Company, Inc.), Treasure Chest Advertising Company of Texas, Inc. (f/k/a Retail Graphics Printing Company, Inc.), and Treasure Chest Advertising Company of New York, Inc. (f/k/a KTB Associates, Inc.) and their respective affiliates (collectively, the "Company Group");

              (ii) substantial and willful failure to render services in accordance with the terms of this Agreement, as determined by the Board of Directors of the Company, provided that (A) a demand for performance of services had been delivered to the Executive by the Board of Directors of the Company at least 15 days prior to termination identifying the manner in which such Board of Directors believes that the Executive has failed to perform and (B) the

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     Executive thereafter has failed to remedy such failure to perform;

              (iii) substantial and willful violation of any rules or regulations of any governmental or regulatory body material to the business of any member of the Company Group; or

              (iv) conviction of or plea of guilty or nolo contendere to a felony.

If the Company terminates Executive's employment for any of the reasons set forth in this Section 5(b), the Company shall have no further obligation hereunder from and after the effective date of termination (other than to make payment of any accrued but unpaid Base Salary to the effective date of termination and accrued but unpaid bonuses in respect of a fiscal year ending prior to the effective date of termination) and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

         (c) TERMINATION ON ACCOUNT OF DEATH. In the event of Executive's death while in the employ of the Company, the Company shall pay to the Executive's "Designated Beneficiaries" (as herein defined below) (1) 100% of Executive's monthly Base Salary as in effect immediately prior to Executive's death for a period of 30 days following Executive's death or, if shorter, until the end of the Term of Employment (determined without regard to the Executive's death), and (2) payment of all accrued but unpaid bonuses in respect of fiscal years of the Company ended prior to the date of death, such payment to be made within 20 days of the date of death.

         (d) VOLUNTARY TERMINATION BY EXECUTIVE. Executive shall have the right to terminate Executive's employment at any time for any reason. In the event that Executive's employment with the Company is voluntarily terminated by Executive, then except as provided in Section 6 hereof or in the next succeeding sentence, neither Executive nor the Company shall have any further obligations hereunder from and after the effective date of such termination, and both shall have all other rights and remedies available under this or any other agreement and at law or in equity; provided, however, the provisions of
Section 6(b) shall be applicable for a period of

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one year from the date of termination and Executive shall be entitled to receive his Base Salary during such time period. In addition, Executive shall have the right to receive payment of any accrued but unpaid Base Salary to the effective date of termination and accrued but unpaid bonuses in respect of a fiscal year ending prior to the effective date of termination, such payment to be made within 20 days following the effective date of termination. Notwithstanding the foregoing, at any time after a termination pursuant to this paragraph, the Company may, at its sole option, notify Executive that Executive is no longer bound by the non-competition provisions of Section 6(b) hereof and at such time Executive shall no longer be entitled to receive payments in accordance with this paragraph.

         (e) TERMINATION ON ACCOUNT OF DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company), Executive shall have been absent from the full-time performance of his duties with the Company for 90 days during any twelve (12) month period or if a physician acceptable to the Company advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 90 days during the succeeding twelve (12) month period, his employment may be terminated for "Disability" on 20 days' prior written notice by the Company to the Executive.

     During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary at the rate in effect at the commencement of any such period, together with all compensation payable to him under the Company's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to this
Section 5(e). Thereafter, or in the event that Executive's employment shall be terminated by reason of his death, his benefits shall be determined under the Company's retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs. Notwithstanding the foregoing, the Company shall pay to the Executive or Executive's "Designated Beneficiaries" (as defined below)
(1) 100% of Executive's monthly Base Salary as in effect

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immediately prior to Executive's termination on account of disability for a period of 90 days following such termination or, if shorter, until the end of the Term of Employment determined without regard to the Executive's termination on account of disability), and (2) payment of all accrued but unpaid bonuses in respect of fiscal years of the Company ended prior to the date of such termination, such payment to be made within 20 days of the date of such termination.

     6.  CONFIDENTIAL INFORMATION AND NON-COMPETITION.

         (a) During the Term of Employment and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding any member of the Company Group. "Confidential Information" shall mean information about any member of the Company Group, and their respective business, operations, clients and customers, that is not available to the general public and that was learned by Executive in the course of his employment by any member of the Company Group during the Term of Employment or prior to the Effective Date, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment with the Company or any of its affiliates for any reason whatsoever, Executive shall promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.

         (b) In consideration of the premises contained herein, the Executive agrees that for the period commencing with the Effective Date and expiring at the later of (1) the third anniversary of the Effective Date and (2) the first anniversary of the first date on which the Executive is no longer employed by the Company or any of its affiliates (the "Term") he will not, without the prior written consent of the Board of Directors of the Company, (i) directly or indirectly (through an

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affiliate or associate of the Executive (each, an "Affiliate"), or otherwise)
or by action in concert with others, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in the United States, Canada or Mexico in, or in competition with, (A) any business or operations of the Company or any member of the Company Group, (B) electronic pre-press services, including, but not limited to, image capture, image retouching, page composition proofing or any manufacturing process designed to prepare images for printing, or (C) the business of retail inserts, advertising circulars or newspaper printing; provided, however, that nothing contained in this clause (i) shall prohibit Executive from having passive investments of less than 5% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any automated quotation system; provided, further, however, that nothing contained in clause (i)(A) above shall prohibit Executive from (a) engaging in, or in competition with, a business or operation of the Company Group which represents less than 5% of the Company Group's consolidated net revenue during the twelve month period ending on the Company Group's most recently completed fiscal quarter prior to Executive engaging in such business (the "Period") (other than those businesses and operations set forth in clauses (i)(B) and
(i)(C) above), or (b) engaging in, or in competition with, a business or operation of the Company which represents less than 15% of the Company's net revenue during the Period (other than those businesses and operations set forth in clauses (i)(B) and (i)(C) above), if, in each case, Executive has not had active personal involvement in such business or operation at any time during the Period or the period of time from the last day of the Period to the date immediately preceding Executive engaging in such business or operation; (ii) directly or indirectly (through an Affiliate or otherwise) hire or seek to otherwise employ in any capacity, as employee, consultant, agent or otherwise any current or future employee of any member of the Company Group; (iii) directly or indirectly (through an Affiliate or otherwise) acquire, manage, operate, join, control, finance, or participate in the acquisition,

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management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, any Person with whom any member of the Company
Group at any time during the Term contemplated a similar relationship. In addition, Executive will not, without the prior written consent of the Board of Directors of Laser Tech, directly or indirectly (through an Affiliate or otherwise), enter into any contract, agreement or arrangement, whether oral or written, with Laser Tech.

         (c)  The Executive acknowledges that (i) the provisions of this
Section 6 are reasonable and necessary to protect the legitimate interests of the Company, (ii) any violation of this Section 6 will result in irreparable injury to the Company, and damages at law will not be reasonable or adequate compensation to the Company for a violation of this Section 6 and (iii) the Company shall be entitled to have the provisions of this Section 6 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. In the event that any of the provisions of this Section 6 should ever be deemed to exceed the time, geographic, product or any other limitations prescribed by applicable law, then such provisions shall be deemed reformed so that such provisions shall be valid, binding and enforceable to the maximum extent permitted by applicable law. The
Executive and the Company each intend to and do hereby confer exclusive jurisdiction to enforce the provisions of this Section 6 upon the state and federal courts located in the city, county and state of Delaware and the Executive and the Company each intend to and do hereby (a) consent to personal jurisdiction in such jurisdiction, (b) consent to service of process by certified mail in such jurisdiction, (c) waive any objection to venue in such jurisdiction and (d) waive any claim that any such court is an inconvenient forum.

     7. DESIGNATED BENEFICIARY. In the event of the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under Section 5(a) or (c) hereof, such payments shall thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this

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Agreement following Executive's death by filing a written beneficiary designation with the Company during the Executive's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee or a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, then the amount payable under this Agreement shall be paid to the Executive's estate.

     8. MISCELLANEOUS. This Agreement shall also be subject to the following provisions:

         (a) Executive represents and warrants to the Company that he has the authorization, power and right to deliver, execute, and fully perform his obligations under this Agreement in accordance with its terms.

         (b) This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

         (c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

         (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

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         (e)  All compensation payable hereunder shall be subject to such withholding taxes and deductions as may be required by law.

         (f) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

         (g) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans, agreements, or arrangements.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


EXECUTIVE                              LASER TECH COLOR, INC.


      /s/ Damien Gough                 By:           /s/ Brian Mason
- -------------------------------           ------------------------------------
          Damien Gough                    Name:  Brian Mason
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer


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